Exhibit j(v) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Municipal Securities Income Trust:

We consent to the use of our reports dated October 24, 2008, for the Federated California Municipal Income Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated North Carolina Municipal Income Fund, Federated Ohio Municipal Income Fund, and the Federated Pennsylvania Municipal Income Fund, each a portfolio of Federated Municipal Securities Income Trust, as of August 31, 2008,  incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP
Boston, Massachusetts
October 24, 2008